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Exhibit 99.3

Consent of Stephens Inc.

        We hereby consent to the use of our opinion letter dated April 28, 2002 to the board of directors of Fair, Isaac and Company, Incorporated included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Fair, Isaac and Company, Incorporated, with and into HNC Software Inc., and to the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder.

STEPHENS INC.

May 24, 2002

Little Rock, Arkansas

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Consent of Stephens Inc.